Exhibit 10.2
AGREEMENT RELATING TO EMPLOYMENT

Agreement dated January 3, 2007 by and between NetScout Systems, Inc., a Delaware corporation (the “Company”), and Anil Singhal, a founder of the Company (“Mr. Singhal”).

INTRODUCTION AND BACKGROUND

WHEREAS, the Company wishes to continue the services of Mr. Singhal for the periods stated herein, and Mr. Singhal wishes to provide his services for such period, all upon the terms and conditions set forth in this Agreement.

NOW, THEREFORE, in consideration of the foregoing and for other good and valuable consideration, the receipt and sufficiency of which is acknowledged, the parties, intending to be legally bound, agree as follows:

1. TITLE AND DUTIES. The Company agrees to employ Mr. Singhal to serve the Company in the capacity of Chief Executive Officer and such other titles and duties as are assigned to and accepted by Mr. Singhal by the Board of Directors. In accordance with such position Mr. Singhal will have appropriate responsibilities, duties and authority for the management of the Company, sufficient for the accomplishment of the goals set for him by the Board of Directors to whom he shall be responsible. Mr. Singhal shall use his best efforts in directing the business of the Company with the objective of providing maximum profit and return on invested capital, establishing current and long-range objectives, plans and policies subject to the approval of the Board, and representing the Company with its major customers, the financial community and the public.

The term of this Agreement will be for three (3) years (the “Initial Term”) commencing on January 19, 2007, (the “Effective Date”), and upon the expiration of the Initial Term, this Agreement shall automatically renew for successive one (1) year periods (each, a “Renewal Term”), unless written notice of non-renewal (a “Non-Renewal Notice”) is given by either party at least six months prior to the expiration of the Initial Term or any Renewal Term. The Initial Term and any Renewal Term shall be subject to termination as provided below.

2. BASE SALARY AND BONUS. During the term of this Agreement, the Company shall pay Mr. Singhal a base salary at an annual rate of $300,000, which base salary may be increased as determined by the Compensation Committee of the Board of Directors subject to the approval of the Board of Directors from time to time. The base salary shall be payable in installments in accordance with the Company’s regular payroll practices, as such practices may be modified from time to time, but not less than once a month. During the term of this Agreement, Mr. Singhal also will be eligible to receive a year-end bonus in addition to his base salary. The range and performance criteria for Mr. Singhal’s bonuses, as well as the annual award, will be determined by the Compensation Committee, subject to the approval of the Board of Directors, in consultation with Mr. Singhal. Any payments to Mr. Singhal under this Agreement will be made subject to withholdings required by law or authorized by Mr. Singhal.

3. BENEFITS. Each year during the term of this Agreement,Mr. Singhal will be eligible for and receive all Company benefits, including but not limited to, disability insurance coverage of no less than 100% of base salary (if such coverage provides less than 100%, NetScout will pay the difference unless and until Mr. Singhal’s employment terminates because Mr. Singhal is Disabled as provided in Section 5), eight (8) weeks of paid vacation, group life insurance not to exceed $1,000,000 per year (unless increased by the Company), and the Company’s medical, dental and vision care plans providing for family coverage as from time to time in effect, as well as any other benefits generally made available to senior executives of the Company. Additionally, during the term of this Agreement, the Company will provide Mr. Singhal with or will reimburse Mr. Singhal for actual costs related to the provision of services to him by professional tax and estate planning advisors, provided that such costs incurred will be reimbursed by the Company as soon as practicable, subject to the provisions of Section 9 below.

4. DEATH OF MR. SINGHAL. If Mr. Singhal’s employment terminates by reason of death, in addition to the foregoing Company provided life insurance, the Company will make the payments and provide for the benefits pursuant to Sections 2 and 3 of Schedule A hereto.

5. DISABILITY. If Mr. Singhal’s employment terminates because Mr. Singhal is Disabled, then the Company (i) will assist Mr. Singhal in obtaining any payments due under the Company’s short term and long term disability policies then in effect to which he is entitled and (ii) shall make the payments and benefits as set forth on Schedule A. Payments from the Company under this Section 5 shall be subject to the provisions of Section 9 below. As used herein the terms “Disabled” and “Disability” shall have the meanings set forth in the disability income insurance policy provided for Mr. Singhal by the Company.

6. TERMINATION WITHOUT DUE CAUSE. In the event that Mr. Singhal is terminated by the Company at any time for any reason other than Due Cause, Mr. Singhal terminates his employment with the Company at any time for any reason or the Company or Mr. Singhal elects not to renew this Agreement for any reason, the Company’s sole liability to Mr. Singhal will be to pay the amounts set forth in Schedule A hereto.

7. TERMINATION FOR DUE CAUSE. In the event that Mr. Singhal is terminated for Due Cause he will not be entitled to any severance payment, and the Company will have all of the rights and remedies available to it at law and in equity. In such a case, subject to the Company’s rights and remedies, including, without limitation, those of set-off, Mr. Singhal will be paid accrued base salary and vacation through the date of such termination and, for the period that he was employed by the Company during the fiscal year of termination, a bonus to the extent that such bonus has already been earned by Mr. Singhal due to the achievement of specific metrics and is determinable as of the date of termination. Payments under this Section 7 shall become payable as of the date of Mr. Singhal’s termination for Due Cause, subject to the provisions of Section 9 below.

“Due Cause” shall mean any of the following: (i) criminal conviction for willful fraud, embezzlement or theft against the Company or any of its affiliates; (ii) Mr. Singhal is convicted of, or pleads guilty or no contest to, a felony; (iii) willful, material nonperformance by Mr. Singhal (other than by reason of illness) of his material duties hereunder and failure to remedy such nonperformance within 30 days following written notice from the Board of Directors identifying the nonperformance and the actions required to cure it; or (iv) Mr. Singhal commits an act of gross negligence, engages in willful, material misconduct or otherwise acts with willful disregard for the Company’s best interests, and he fails to remedy such conduct within 30 days following written notice from the Board of Directors identifying the gross negligence, willful misconduct or willful disregard and the actions required to cure it (if such conduct can be cured).

Notwithstanding the foregoing, Mr. Singhal shall not be deemed to have been terminated for Due Cause unless and until there shall have been delivered to him (a) a copy of a resolution duly adopted by the unanimous affirmative vote of all of the members of the Board of Directors (exclusive of Mr. Singhal) at a meeting of the Board called and held for the purpose (after reasonable notice to Mr. Singhal and an opportunity for Mr. Singhal, together with his counsel, to be heard before the Board) finding that in the good faith opinion of the Board Mr. Singhal was guilty of conduct set forth above and specifying the particulars thereof in detail; and, if applicable (b) clear and conclusive evidence that Mr. Singhal engaged in willful fraud, embezzlement or theft against the Company or any of its affiliates or committed an act of gross negligence, engaged in willful, material misconduct or otherwise acted with willful disregard for the Company’s best interests.

8. COMPANY CAR. Consistent with prior practice, during the term of this Agreement, the Company will provide Mr. Singhal with or will reimburse Mr. Singhal for the cost of leasing a company car of make and model comparable to that provided to senior executives of companies in the computer hardware or software industries, and the Company will reimburse Mr. Singhal for all operating expenses, maintenance and fees, including automobile insurance.

9. SECTION 409A COMPLIANCE. It is the intention of the parties that no payment or entitlement pursuant to this Agreement will give rise to any adverse tax consequences to any person pursuant to Section 409A of the Internal Revenue Code of 1986, as amended (the “Code”). Any reimbursements due under any provision of this Agreement shall be paid on the earlier of (1) the date or dates specifically set forth in this Agreement, if any, and (2) March 15 of the year following the year in which the expense is paid. In the case of any payment on termination (other than in the event of death or disability within the meaning of Section 409A of the Code or compliance with the requirements of Proposed Regulation §1.409A-1(b)(iii) or (iv) or any successor thereto) while Mr. Singhal is a specified employee within the meaning of Section 409A of the Code, in no event will such payment be made earlier than 6 months after the date Mr. Singhal’s employment with the Company terminates. In the event that, due to Section 409A of the Code, Mr. Singhal does not receive one or more cash payments he would otherwise be due during such six month period, all such delayed payments will be made on the first day after the six month anniversary of his employment termination, and thereafter any remaining payments shall be made in accordance with the previously agreed-upon schedule. Notwithstanding any provision in this Agreement to the contrary, this Agreement shall be interpreted, applied and to the minimum extent necessary, amended, so that this Agreement does not fail to meet, and is operated in accordance with, the requirements of Section 409A of the Code. Any reference in this Agreement to Section 409A of the Code shall also include any proposed, temporary or final regulations, or any other guidance, promulgated with respect to such Section by the U.S. Department of the Treasury or the Internal Revenue Service.

10. ADVISORY SERVICES. In connection with a termination of Mr. Singhal’s employment, the Company and Mr. Singhal will be free to negotiate, but will have no obligation to enter into, an agreement whereby Mr. Singhal renders advisory services to the Company upon terms and conditions agreed to at such time.

11. SUCCESSORS AND ASSIGNS. This Agreement shall be binding upon and inure to the benefit of the parties and their respective successors and permitted assigns. The Company shall require any successor to all or substantially all of the business or assets of the Company to assume and agree to perform this agreement in the same manner and to the same extent that the Company would be required to perform it if no such succession had taken place. Neither this Agreement nor any rights or benefits hereunder may be assigned by Mr. Singhal, except that, upon the death of Mr. Singhal, his earned and unpaid economic benefits will be paid as provided herein, or if not so provided, to his heirs or beneficiaries.

12. MISCELLANEOUS.

(a) Governing Law. The laws of the Commonwealth of Massachusetts shall apply to the construction, interpretation and enforcement of this Agreement, without application of its conflicts of laws principles.

(b) Counterparts. This Agreement may be signed in two (2) counterparts, each of which shall be deemed an original and both of which shall together constitute one agreement.

(c) Headings. The headings of the Sections hereof are inserted for convenience only and shall not be deemed to constitute a part, or affect the meaning, of this Agreement.

(d) Complete Agreement; Modification. This Agreement sets forth the entire agreement of the parties with respect to the subject matter hereof, and supersedes any previous oral or written communications, negotiations, representations, understandings, or agreements between them. The Agreement Relating to Employment between Mr. Singhal and the Company (as successor to Frontier Software Development, Inc.), dated as of June 1, 1994 as amended, is hereby terminated as of the Effective Date. Any modification of this Agreement shall be effective only if set forth in a written document signed by Mr. Singhal and a duly authorized officer or member of the Board of Directors of the Company other than Mr. Singhal. Nothing in this Agreement, nor any termination of Mr. Singhal’s employment with the Company for any reason, shall affect the enforceability by Mr. Singhal against the Company of the Indemnification Agreement between him and the Company dated as of September 13, 2006.

(e) Waiver. No consent to or waiver of any breach or default in the performance of any obligation hereunder shall be deemed or construed to be a consent to or waiver of any other breach or default in the performance of any of the same or any other obligations hereunder. No purported waiver hereunder shall be effective unless it is in writing and signed by the waiving party.

(f) Severability. It is the express intent of the parties that in case any one or more of the provisions contained in this Agreement shall for any reason be held to be invalid, illegal or unenforceable, such invalidity, illegality or unenforceability shall not affect the other provisions of this Agreement, and this Agreement shall be construed as if such invalid, illegal or unenforceable provision had never been contained herein.

[Signature Page to Follow]

NETSCOUT SYSTEMS, INC.	MR. SINGHAL:

By: /s/ David P. Sommers Name: David P. Sommers Title: Chief Financial Officer and Senior Vice President, General Operations	/s/ Anil Singhal Anil Singhal

SCHEDULE A

1. Until the day that Mr. Singhal turns 65 years of age, the Company will provide him with the following payments and benefits, subject to the provisions of the Agreement:

a) Monthly Payments. The Company will pay Mr. Singhal severance of $16,208 per month, minus any withholdings as required by law. Such payments will be paid concurrently with the Company’s regular payroll, but no less than monthly. In order to provide for a cost of living increase with respect to certain benefits to be borne by Mr. Singhal that the monthly payments under this Section 1(a) are intended to cover, $4,443 of such monthly payments will be adjusted on the first anniversary, and such adjusted amount each anniversary thereafter, of the date that the Company is first required to make such payments by any percentage increase in the Consumer Price Index (CPI-U), U.S. City Average, all items, published by the United States Bureau of Labor Statistics, during the immediately preceding twelve (12) month period.

b) Benefits. The Company will either (a) continue Mr. Singhal’s family coverage under the Company’s group health, dental and vision plans at no expense to Mr. Singhal or (b) will pay for Mr. Singhal to obtain similar and comparable benefits.

2. In the event that Mr. Singhal dies before the age of 65:

a) The Company will pay the balance of the severance payments payable under Section 1(a) above to Mr. Singhal’s wife (or in the event of his wife’s death, his estate) in a lump sum on a net present value basis as reasonably determined by the Company. Such lump sum payment will be paid in the year of death if Mr. Singhal dies prior to November 1 and otherwise in January of the year following the year of death.

b) Until the date that Mr. Singhal would have turned the age of 65, the Company will continue to provide his wife and children with group health, dental and vision benefits at no expense to them, to the extent they are eligible for coverage under such group plans, or will pay for them to obtain similar and comparable benefits for as long as they would have been eligible for coverage if he had continued to work as an employee of the Company until he turned age 65.

3. With respect to bonus, Mr. Singhal will be eligible to receive the bonus provided for under Section 2 of the Agreement with respect to the full fiscal year during which the applicable termination pursuant to the Agreement occurred. Any portion of such bonus that has already been earned by Mr. Singhal due to the achievement of specific metrics and is determinable as of the date of termination will become payable as of the date of termination, and any other portion of such bonus will be paid at the same time or times as other executive level officers of the Company, subject, in each case, to the provisions of Section 9 of the Agreement.